SCHEDULE 14C INFORMATION STATEMENT
PURSUANT TO SECTION 14(c) OF THE SECURITIES EXCHANGE ACT OF 1934

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VIVA INTERNATIONAL, INC.
(Name of Registrant as Specified in Its Charter)

     (Name of Person (s) Filing Proxy Statement, if other than the Registrant)
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VIVA INTERNATIONAL, INC.
954 Business Park Drive
Traverse City, MI 49686
(231) 946-4343

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INFORMATION STATEMENT
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SUMMARY

         We, at Viva International, Inc., are furnishing this information statement to you and our other shareholders in connection with an amendment of our Articles of Incorporation to:

-        reverse split the number of issued and outstanding shares of common stock, $.001 par value per share, of the Company ("common stock") from 770,624,738 to 963,281 shares (the "share amendment") and

-        change the name of the Company to Viva International, Inc., from The Auxer Group, Inc. (the "name change amendment").

Our Board of Directors unanimously approved this amendment on April 22, 2003. The amendment is attached hereto as Appendix A. This amendment required approval by the holders of a majority of our outstanding common stock. This shareholder approval was obtained on April 22, 2003 pursuant to the written shareholder consent also contained in Appendix A, which execution result in 50.78% approval by the holders of our outstanding voting stock.

        Further shareholder vote or approval will not be required to authorize the share amendment and the name change amendment.  ACCORDINGLY, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

         This information statement is first being sent to you and our other shareholders on or about August 22, 2003.

RECORD DATE AND VOTING SECURITIES

         This Information Statement is being sent to shareholders of record at the close of business on April 22, 2003 (the "Record Date"). As of the Record Date, there were 770,624,738 shares of our common stock outstanding and 16,500,000 shares of our Series I Voting Preferred Stock (entitling the holders to 165,000,000 voting shares) and entitled to vote in connection with the matters covered by the shareholder consent. Each outstanding common share is entitled to one vote and each outstanding preferred share is entitled to ten votes. There are no other issued and outstanding securities of the Company entitled to vote in connection with these matters.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

         The following table presents certain information as to the beneficial ownership of our common stock as of the Record Date of (i) each person that beneficially owns more than 5% thereof, (ii) each of our executive officers and directors, and (iii) all executive officers and directors as a group. All persons listed have sole voting and investment power with respect to their shares, and there is no family relationship between the executive officers and directors. For purposes of the following table, the number of shares and percentage of ownership of our outstanding common stock that the named person beneficially owns includes shares of common stock that the named person has the right to acquire within 60 days of the Record Date upon exercise of outstanding stock options or conversion rights, but such shares are not included for the purposes of computing the number of shares beneficially owned and percent of outstanding common stock of any other named person.

Name/Address	Position	Number of Shares	Percentage
			of Class

Robert J. Scott	President	41,000,000	5.32
924 Business Park Drive	Director
Suite #2
Traverse City, MI 49686

Joan Jolitz		41,000,000	5.32
417 Barlow
Traverse City, MI 49686

Lazaro Canto		41,000,000	5.32
World Cargo Building
Terminal D
Base Muniz Carolina,
Puerto Rico 00937

BASH, LLC		41,000,000	5.32
c/o Werb & Sullivan
300 Delaware Ave.
10th Floor
Wilmington, DE 19801

Enterprise D & D		41,000,000	5.32
C/o Falcon Air Express 9500 N.W. 41st St. Miami, FL 33178

United Pay Phone
Owners, LLP	41,000,000	5.32
4166 Evelyn St.
Traverse City, MI 49688

Fiesta Airline Holdings, LLC	53,519,007	6.94
866 Webster St.
Traverse City, MI 49686

Mojave Jet CTG, LLC	150,000,000	16.30
3513 Alginet Drive
Encino, CA 91436

Officers and	41,000,000	5.32
Directors As
A group of
1 Person

DESCRIPTION OF SECURITIES

         Pursuant to our Articles of Incorporation, we are authorized to issue up to 1,000,000,000 shares of our common stock, $.001 par value per share, and 25,000,000 shares of our preferred stock, $.001 par value per share. As of the date of the Record date, we had 770,624,738 shares of common stock outstanding. Following amendment of our Articles of Incorporation, we will still be authorized to issue up to 1,000,000,000 shares of our common stock.

         The following description of certain matters relate to our capital stock is a summary and is qualified in its entirety by the provisions of our certificate of incorporation, as amended, and bylaws. Our certificate of incorporation and bylaws and the warrant agreement will be provided upon request addressed to us. See "Where You Can Find Additional Information."

COMMON STOCK

         As holders of our outstanding shares of the common stock, your rights, privileges, disabilities and restrictions in general are as follows:

-        the right to receive ratably dividends, if any, as may be declared from time to time by our Board of Directors out of assets legally available therefore, subject to the payment of preferential dividends with respect to our then outstanding preferred stock;

-        the right to share ratably in all assets available for distribution to the common stock shareholders after payment of our liabilities in the event of our liquidation, dissolution and winding-up, subject to the prior distribution rights of the holders of our then outstanding preferred stock;

-        the right to one vote per share on matters submitted to a vote by our common stock shareholders;

-        no preferential or preemptive right and no subscription, redemption or conversion privilege with respect to the issuance of additional shares of our common stock; and

-        no cumulative voting rights, which means that the holders of a majority of shares voting for the election of directors can elect all members of our Board of Directors then subject to election.

In general, a majority vote of shares represented at a meeting of common stock shareholders at which a quorum (a majority of the outstanding shares of common stock) is present, is sufficient for all actions that require the vote or concurrence of shareholders, subject to and possibly in connection with the voting rights of the holders of our then outstanding preferred stock and entitled to vote with the holders of our common stock.

 PREFERRED STOCK

         Our authorized preferred stock may be issued from time to time in one or more series. Our Board of Directors, without further approval of the common stock shareholders, is authorized to fix the relative rights, preferences, privileges and restrictions applicable to each series of our preferred stock.  We believe that having this preferred stock provides greater flexibility in financing, acquisitions and other corporate activities. While there are no current plans, commitments or understandings, written or oral, to issue any additional shares of our preferred stock, in the event of any issuance, our common stock shareholders will not have any preemptive or similar rights to acquire any of the preferred stock. Issuance of preferred stock could adversely affect

-        the voting power of the holders of our then outstanding common stock,

-        the likelihood that the holders will receive dividend payments and payments upon liquidation and

-        could have the effect of delaying or preventing a change in shareholder and management control.

SERIES I PREFERRED STOCK

         Our Board of Directors has designated 16,500,000 shares of our authorized preferred stock as Series I Convertible Preferred Stock ("Series I Preferred Stock") with a stated value of $0.001 per share. As of the date of the Record Date, 16,500,000 shares of Series I Preferred Stock were outstanding.

         The Series I Preferred Stock possess all such rights and privileges that are afforded to preferred stock by the Delaware Business Corporation Law in the absence of any express grant or limitation of rights or privileges provided in the certificate of designation evidencing the Series I Preferred Stock. The designations and the preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of the shares of the Series I Preferred Stock as set forth in the certificate of designation of the Series I Certificate are summarized below.

         DIVIDENDS. Out of our surplus or net profits legally available for dividends, the holder of the Series I Preferred Stock will be entitled to receive and participate in dividends declared or paid on our outstanding common stock on the same basis that the common stock at the rate of ten shares of common stock for each outstanding share of Series I Preferred Stock.

         VOTING RIGHTS. Holders of the Series I Preferred Stock will have the right to vote for the election of directors and on all other matters requiring shareholder action, the holder being entitled to a ten votes per share.

         LIQUIDATION RIGHTS. In the event of our liquidation, dissolution or winding-up of our affairs, and before any distribution or payments are made to the holders of our common stock, holders of the Series I Preferred Stock will be entitled to receive a liquidating distribution of $0.001 per share before any distribution of assets will be made to holders of common stock or any other junior stock. Holders of Series I Preferred Stock are not entitled to participate in any further liquidating distributions.

         CONVERSION PRIVILEGES. Each share of Series I Preferred Stock is convertible, at such holder's option, into ten shares of common stock at any time, without adjustments for stock splits. Hence there is are no customary adjustments to prevent dilution upon the occurrence of certain future events, but the shares are protected against any effect of a reverse split such as the one effected by the Amendment to the Certificate of Incorporation described in this Information Statement.

TRANSFER AND WARRANT AGENT AND REGISTRAR

         Interstate Transfer Company is the registrar and transfer agent of our common stock.

SHAREHOLDER ACTION

         Under our bylaws, the affirmative vote of the holders of a majority of our outstanding shares of the common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to any act or action required of or by the holders of the common stock, except as otherwise provided by the Delaware Business Corporation Law.

         Under Delaware Business Corporation Law, our shareholders may take actions without the holding of a meeting by written consent. The written consent must be signed by the holders of a sufficient number of shares to approve the act or action had all of our outstanding shares of capital stock entitled to vote thereon been present at a meeting. In this event, we are required to provide prompt notice of any corporate action taken without a meeting to our shareholders who did not consent in writing to the act or action.

OWNERSHIP OF MANAGEMENT

         THE SHARE AMENDMENT. The Share Amendment, upon its approval by a majority vote of our shareholders pursuant to the shareholder consent attached to this Information Statement as part of Appendix A will not increase the authorized common stock from the 1,000,000,000 shares. The Share Amendment is for the principal purpose of increasing the number of authorized shares of common stock available for future issuance to facilitate raising capital and allow conversion of our outstanding Series I Preferred Stock into 165,000,000 shares of common stock. It is also expected that the price of the common stock will trade in a new range that will be more amenable to cash raising and utilization of our common stock for acquisition of various assets in the future including possibly other companies.

         As further purposes for increasing the availability of authorized shares of common stock, our Board of Directors believes that the authorized common stock is required to enable us to respond to business opportunities and to pursue objectives that may develop or arise in the future. Accordingly, our Board of Directors believes that it is in our best interest to reverse split the issued and outstanding shares of common stock down to approximately 964,000 shares. Our Board of Directors also believes that the availability of additional shares will provide us with the flexibility to issue common stock for proper corporate purposes that may be identified by our Board of Directors from time to time, including financings, acquisitions, strategic business relationships or stock dividends and stock splits. Furthermore, our Board of Directors believes that the availability of additional shares of common stock will enable us to attract and retain talented employees through grant of stock options and other stock-based incentives. The issuance of additional shares of common stock may have a dilutive effect on earnings per share and, for a person who does not purchase additional shares to maintain a pro rata ownership interest, on a shareholder's percentage voting power.

         The authorized shares of common stock in excess of those issued will be available for issuance at times and for corporate purposes that our Board of Directors deems advisable without further action by our shareholders, except as may be required by applicable laws or the rules of any stock exchange or national securities association trading system on which our securities may be listed or traded. Upon issuance, these shares will have the same rights as the outstanding shares of common stock. Holders of common stock do not have preemptive rights. Our Board of Directors does not intend to issue any common stock except on terms that the Board deems to be in our best interest and the best interests of our then-existing shareholders.

         The purpose of the Share Amendment is not to use the ability to issue additional common stock to discourage tender offers or takeover attempts. However, the availability of authorized common stock for issuance could render more difficult or discourage a merger, tender offer, proxy contest or other attempt to obtain control of us. The Share Amendment is not in response to any effort by any party to accumulate material amounts of common stock or to acquire control of us by means of merger, tender offer, proxy contest or otherwise, or to change our management. In addition, the Share Amendment is not part of a plan by management to recommend a series of similar amendments to our Board of Directors and our shareholders.

         This amendment will not result in the adjustment of the number of shares of common stock issuable upon exercise of outstanding stock options and warrants or the number of shares of common stock issuance upon exercise of stock options granted under our stock option plan. As of the Record Date, after giving full effect to the Amendment, of the 1,000,000,000 common shares authorized, approximately 999,036,000 shares will be available for issuance.

         As of the Record Date, there were 770,624,738 shares of issued common stock and 16,500,000 of our Series I Preferred Stock convertible into 165,000,000 shares of our common stock. Neither our common stock nor preferred stock provides preemptive rights to purchase newly issued shares.

         NAME CHANGE AMENDMENT. On January 8, 2003, pursuant to an acquisition agreement Viva Airlines, Inc. became our wholly-owned subsidiary. As a result of this merger-acquisition, our business focus and plan became the development and providing of airline services.

         In connection with the merger-acquisition our Board of Directors believes it is important that our corporate name be reflective of our future business enterprise. Accordingly, on April 22, 2003, our Board unanimously approved "Viva International, Inc." as our corporate name which requires amendment of our Articles of Incorporation (the "name change amendment"), which upon proper filing with the Secretary of State of Delaware, changed our name to "Viva International, Inc." A copy of the amendment to our Articles of Incorporation is attached as Appendix A.

EACH OUTSTANDING COMMON STOCK CERTIFICATE WILL REPRESENT THE NUMBER OF OLD COMMON SHARES SHOWN ON ITS FACE. THE OUTSTANDING COMMON STOCK CERTIFICATES WILL NOT BE EXCHANGED FOR NEW CERTIFICATES UNTIL REPRESENTED TO THE TRANSFER AGENT. DO NOT DESTROY YOUR PRESENT COMMON STOCK CERTIFICATES OR RETURN THEM TO US OR OUR TRANSFER AGENT. THEY CHANGE IN THE NUMBER OF SHARES WILL BE MADE WHEN THE CERTIFICATE IS PRESENTED FOR TRANSFER.

VIVA INTERNATIONAL, INC.

BY: Robert Scott, CEO
Traverse City, Michigan
August 15, 2003

APPENDIX A

STATE of  DELAWARE CERTIFICATE of AMENDMENT of
CERTIFICATE of  INCORPORATION

  First: That at a meeting of the Board of Directors of The Auxer Group, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and seeking consent of the majority shareholder. The resolution setting forth the proposed amendment is as follows:

Resolved, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "ARTICLE I" so that, as amended, said Article shall be and read as follows:

            The name of this corporation (the "Corporation") shall be : VIVA INTERNATIONAL, INC.

Be It Further Resolved, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "ARTICLE IV" so that, as amended, said Article shall be and read as follows:

The total number of shares of stock of all classes which this corporation is authorized to issue is one billion twenty five million (1,025,000,000), consisting of one billion (1,000,000,000) shares of Common Stock, par value $.001 per share (the "Common Stock"), and twenty five million (25,000,000) shares of Preferred Stock, par value $.001 per share (the "Preferred Stock").  As of June 16, 2003 all shares of common stock of the corporation, then issued and outstanding, shall be exchanged for new common shares having the same rights and privileges at the ratio of one (1) new shares of common stock for each eight hundred (800) shares of the presently issued and outstanding common stock.

  Second: That thereafter, The Consent of Majority Shareholders was executed, and attached hereto as Exhibit A, in accordance with Section 228 of the General Corporation Law of the State of Delaware in that the necessary number of shares as required by statute were voted in favor of the amendment. On April 22, 2003, of the holders of 475, 140, 007 (50.78%) of the voting stock out of the then existing 770,624,738 shares of common stock issued and outstanding, and the 16,500,000 shares of voting preferred stock, able to cast 165,000,000 votes, consented in writing so that as of June 16, 2003, the effective date of this Amendment, the Company's then issued and outstanding common shares shall be reverse split so that 1 new share will be issued and outstanding for each 800 old shares.

  Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

  Fourth: That the capital of said corporation shall not be reduced under or by reason of said amendment.

BY:

Robert Scott, Chief Executive Officer

CONSENT IN LIEU OF A SPECIAL MEETING OF THE MAJORITY OF
SHAREHOLDERS OF THE AUXER GROUP, INC.

The undersigned, being a majority of the Shareholders of The Auxer Group, Inc., a corporation of the State of Delaware, ("Corporation"), do hereby authorize and approve the actions set forth in the following resolutions with the formality of convening a meeting which authorization and approval shall have the same effect as if taken by unanimous affirmative vote at a meeting of the Shareholders of the Corporation and, and do hereby consent to and adopt the following actions of the Corporation, which actions are hereby deemed effective as of the date hereof.

RESOLVED, whereas a reverse common stock split is desired by the undersigned, that the Corporation and/or its Directors are hereby authorized to amend the Corporation's Certificate of Incorporation to automatically reclassify and convert each, every, and  all shares of the Corporation's outstanding common stock (the "Old Common Stock") into shares of common stock (the "New Common Stock") (as of an Effective Time to be determined by the Directors) at a ratio (the "Ratio") to be determined in the discretion of the Directors, but at a Ratio of Old Common Stock to New Common Stock not to exceed One Thousand Five Hundred shares of Old Common Stock to One Share of New Common Stock. By way of illustration and not limitation, the Ratio may be 125 shares of Old Common Stock to one share of New Common Stock, or may be 1,500 shares of Old Common Stock to one share of New Common Stock, but the Ratio may not be 1,501 Shares of Old Common Stock to One Share of New Common Stock.

RESOLVED, notwithstanding the provisions of the preceding paragraph, no fractional shares of the New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification and conversion of shares of the Old Common Stock, and the Directors are hereby authorized to provide a mechanism for the liquidation of all fractional interests in a fair and commercially reasonable manner and the payment of proceeds from such liquidation, after reasonable expenses, on a pro rata basis among the holders of record of such fractional interests.

RESOLVED, as part of the reclassification and conversion, each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presentment, represent the number of whole shares of New Common Stock into which the shares of Old Common Stock shall have been reclassified, and resolved further that the Directors are hereby authorized to provide a mechanism for the surrender of certificates of Old Common Stock as the Directors, in their discretion, shall see fit.

RESOLVED, that the Corporation is hereby authorized to amend its Certificate of Incorporation to change the name of the Corporation to Viva International, Inc.

FURTHER RESOLVED, that each of the directors and officers of the Corporation be, and they hereby are authorized and empowered to execute and deliver such documents, instruments and papers and to take any and all other action as they or any of them may deem necessary or appropriate for the purpose of carrying out the intent of the foregoing resolutions; and that at the authority of such directors and officers to execute and deliver any such documents, instruments and papers and to take any such other action shall be exclusively evidenced by their execution and delivery thereof or their taking thereof.

The undersigned, by affixing their signature hereto, do hereby consent to, authorize and approve the foregoing actions in their capacity as a majority of the Shareholders of The Auxer Group, Inc.

In Witness Whereof, the hand and seal of the undersigned Shareholders of The Auxer Group, Inc. is set forth below, effective as of the 22nd day of April, 2003.

SHAREHOLDERS:

_____________________________
A. M. C. Financial Services, Inc.	Ted Liebowicz
by_______________________
its_______________________
Title

Fiesta Airline Holdings, LLC	Mojave Jet CTG, LLC
by______________________	by__________________________
its Managing Member	its Managing Member

__________________________	Starling Corporation
Eugene Chiaramonte	by_________________________
its President

__________________________	_____________________________
Lazaro Canto	Joan Jolitz

Enterprise D & D	United Pay Phone Owners, LLP
by________________________	by__________________________
its________________________	its__________________________

__________________________	BASH, LLC
Robert J. Scott	by_________________________
Its Managing Member